Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Stephen Anderson – 336-436-5274
Burlington, NC 27215	Company Information: www.labcorp.com
Telephone: (336) 584-5171

LabCorp Enhances HCV Testing Services with the Launch of IL-28B Test

Assay is commercially available for patient testing and clinical trials

Burlington, NC, August 23, 2010 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the nationwide availability of a genetic test to detect the presence of a single polymorphism within the IL-28B gene that has been reported to help predict a person’s response to certain hepatitis C virus (HCV) therapies.

“This test represents an important addition to the management and treatment of HCV infections, and complements the current company test portfolio for this disease,” indicated Dr. Mark Brecher, LabCorp’s Chief Medical Officer. “The ability to detect the polymorphism within the IL-28B gene may help predict the response to treatments, leading to an improvement in patient care and a reduction in treatment costs.”

An estimated 3.2 million people in the United States and 170 million people worldwide are infected with HCV. The recommended treatment regimen for chronic infection includes pegylated interferon-based therapies. However, some patients experience limited efficacy, treatment is often poorly tolerated and the side effects prevent some patients from completing therapy. Therefore, identifying patients who may be likely to have a favorable response to treatment is a high priority.

The importance of the IL-28B genetic polymorphism was first reported in the journal Nature (September 2009) by scientific teams from Merck and Duke University. Specific variants in this gene have been associated with an approximately 2-3 fold greater rate of sustained viral suppression in response to treatment with combination pegylated interferon alfa/ribavirin therapy among patients infected with HCV genotype 1 with a CC genotype as compared with either the CT or TT genotypes. HCV genotype 1 is the most common form of the virus, accounting for approximately 70 percent of HCV cases in the U.S.

The test is now available for patient testing through LabCorp’s Centers of Excellence, Monogram Biosciences and The Center for Molecular Biology and Pathology (CMBP). The test is also available through Esoterix Clinical Trials Services for clinical trials. LabCorp has licensed global rights to this marker from Merck.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $4.7 billion in 2009, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc. and Esoterix, Inc. and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2009, and subsequent SEC filings.

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